Exhibit 99.1

SILICON LABORATORIES RAISES GUIDANCE FOR THIRD QUARTER

—Company Expects Higher Margins —

AUSTIN, Texas — Sept. 15, 2009 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today announced it now expects third quarter revenue to be up 18 to 21 percent sequentially to a record $123 to $126 million, an increase from the $114 to $119 million range previously forecasted, and well above quarterly peak revenue levels in 2008.

The revenue upside is due to better than expected demand for both broadcast audio and MCU products. The strength in the broadcast audio business is resulting from better than seasonal demand in handsets at the company’s largest customer, which is expected to moderate in the fourth quarter, as well as a faster than expected ramp at a new consumer audio customer.

The company also anticipates further improvement in gross margin in the third quarter, and therefore, is now projecting it will exceed model operating performance. The resulting earnings per share estimates for the quarter have increased by about ten cents versus prior guidance. GAAP diluted earnings per share for the third quarter are now expected to increase to $0.40 to $0.42 compared to previous guidance of $0.27 to $0.32, and non-GAAP diluted earnings per share are now expected to increase to $0.60 to $0.62 compared to previous guidance of $0.48 to $0.53. Non-GAAP earnings per share exclude anticipated non-cash charges for stock compensation expenses.

“We expect to achieve record performance in the third quarter, a tribute to the quality of the business model we’re pursuing,” said Necip Sayiner, president and CEO of Silicon Laboratories. “We are very pleased with the continued strength of the new product cycles and the market share momentum that has allowed us to outperform despite the economic headwinds this year.”

The company plans to report complete financial results and provide fourth quarter guidance on October 28th.

About Silicon Laboratories Inc.

Silicon Laboratories is an industry leader in the innovation of high-performance, analog-intensive, mixed-signal ICs.  Developed by a world-class engineering team with unsurpassed expertise in mixed-signal design, Silicon Labs’ diverse portfolio of highly-integrated, easy-to-use products offers customers significant advantages in performance, size and power consumption.  These patented solutions serve a broad set of markets and applications including consumer, communications, computing, industrial and automotive.

Headquartered in Austin, TX, Silicon Labs is a global enterprise with operations, sales and design activities worldwide.  The company is committed to contributing to our customers’ success by recruiting the highest quality talent to create industry-changing innovations. For more information about Silicon Labs, please visit www.silabs.com.

Forward Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will,” “guidance” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, dependence on a limited number of products and customers; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth; dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions and divestitures; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

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